Exhibit 5.1
March 17, 2008
Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
Re:	Art Technology Group, Inc. Registration Statement on Form S-8
     Ladies and Gentleman:
     We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Art Technology Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 1,200,000 shares (the “Shares”) of its common stock, $0.01 par value per share, issuable under the Company’s Amended and Restated 1999 Outside Director Stock Option Plan (the “Plan”).
     In arriving at the opinion expressed below, we have examined and relied on the certificate of incorporation of the Company, as amended to date, the by-laws of the Company, as amended to date, the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company, the Registration Statement and the Plan.
     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such examination of law, as we have deemed appropriate as a basis for the opinion expressed below.
     We express no opinion other than as to the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.
     Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered upon the exercise of options or pursuant to other awards granted pursuant to the Plan and against the receipt of the purchase price or other consideration

Art Technology Group, Inc.
March 17, 2008

therefor, if any, in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, FOLEY HOAG llp
By:	/s/ Robert W. Sweet, Jr.
a Partner